UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 1, 2008

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey		08901
(Address of Principal Executive Offices)		(Zip Code)

(732) 296-8400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on November 19, 2001, Senesco Technologies, Inc. (the “Company”) entered into a worldwide exclusive license agreement with the Harris Moran Seed Company, (“Harris Moran”) to commercialize the Company’s technology in lettuce and certain melons for an indefinite term, unless terminated by either party pursuant to the terms of the agreement (the “License Agreement”).  Under the License Agreement, the Company received an upfront payment and could receive benchmark payments upon achievement of certain research and marketing milestones.

On December 5, 2008, the Company announced that the License Agreement has been terminated by the mutual agreement of the parties because of Harris Moran’s recently announced corporate restructuring.

Harris Moran has reported that its parent company, Limagrain, restructured its vegetable seed operations and that Harris Moran will now be part of a new Business Unit with Clause (France) and Marco Polo (Thailand).  This restructuring has resulted in a consolidation of R&D efforts amongst Harris Moran and its sister companies that will not encompass Senesco’s technology.  Harris Moran made Senesco aware of this shift in R&D focus and presented the Company with a letter on December 1, 2008 formally ending the relationship through the mutual agreement of the parties.

Pursuant to the terms of the License Agreement all rights to use Senesco’s technology in lettuce and melon revert to Senesco.  In addition, there are no further monies due by either party to each other under the terms of the agreement.

On December 5, 2008, the Company issued a press release announcing the termination of the License Agreement with Harris Moran. A copy of this press release is furnished as Exhibit 99.1.

Item 9.01.                  Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated December 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: December 5, 2008	By:	/s/ Bruce Galton
	Name:	Bruce Galton
	Title:	President and Chief Executive Officer